Exhibit 99.1

Beta Oil & Gas, Inc. Announces 2003

Third Quarter Financial Results

FOR IMMEDIATE RELEASE – November 14, 2003

Tulsa, Oklahoma – November 14, 2003 – Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced today its financial results for the quarter ended September 30, 2003.

The Company had net income for the quarter ended September 30, 2003, of $413,812 compared with a net loss of ($377,566) for the comparable 2002 quarter.  The Company’s net income applicable to common shareholders for the quarter was $301,105 or $.02 per share compared to a net loss applicable to common shareholders of ($490,273), or ($.04) per share for the same quarter in 2002.  Revenues for the quarter were $3,276,464 compared with $2,323,150 for the comparable 2002 quarter. The increase in revenues for the quarter was the result of a significantly higher oil and natural gas price environment.  Cash flow from operations (before changes in working capital) for the quarter ended September 30, 2003, was $1,663,006 compared to $812,894 for the comparable 2002 quarter, reflecting the significant rise in oil and gas prices from the levels a year ago. (Please refer to the table below for the Company’s calculation of cash flow from operations excluding working capital changes, a non-GAAP financial measure).  Cash provided by operating activities for the third quarter of 2003 was $1,487,854 compared to $624,006 for the comparable quarter in 2002.

Production volumes for the quarter were 653 MMcf equivalent (MMcfe) compared to 742.9 MMcfe for the comparable 2002 quarter, a 12% decrease for the quarter.  Decreases in production from 2002 were attributed to natural production decline.

The average price received for natural gas (including the impact of hedges) for the quarter was $4.94 per Mcf, a 75% increase from the average natural gas price of $2.82 per Mcf received in the third quarter last year.  The average price realized for crude oil (including the impact of hedges) also increased 23% to $27.40 per barrel compared to $22.35 per barrel in last year’s quarter.  During the third quarter, approximately 26% of the Company’s natural gas production was hedged with costless collars and swaps having an average floor of $3.88 per MMbtu and an average ceiling of $4.45 per MMbtu.  All natural gas hedges expired in August 2003.  Approximately 21% of the Company’s crude oil was hedged during the third quarter with costless collars having a floor of $24.00 per barrel and a ceiling of $26.25 per barrel.  The crude oil hedges expired in September 2003.  The Company currently has no oil or natural gas hedges in place.

Working capital increased to a surplus of $2,847,838 at September 30, 2003, compared to a working capital deficit of ($721,859) at September 30, 2002, and a deficit of ($77,047) at December 31, 2002.

Condensed Income Statement Data

	For the Quarter Ended		For the Nine Months Ended
(In Thousands)	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenues	$3,276.5	$2,323.2	$9,420.4	$7,214.0
Cost and Expenses:
Operating expense	787.5	914.8	2,387.0	2,671.7
General and administrative	742.2	453.6	2,233.7	1,386.6
Depreciation, depletion, amortization, and impairment	1,197.6	1,190.5	3,812.5	3,495.1
Interest expense and other	135.4	141.9	404.8	404.8
Net income (loss) before income tax	413.8	(377.6)	582.4	(744.2)
Income tax provision	—	—	—	—
Net income (loss) before cumulative effect of a change in accounting principle	413.8	(377.6)	582.4	(744.2)
Cumulative effect of change in accounting Principle	—	—	1.6	—
Net income (loss)	413.8	(377.6)	584.0	(744.2)
Preferred dividends	(112.7)	(112.7)	(334.4)	(334.4)
Net income (loss) applicable to common Shareholders	$301.1	$(490.3)	$249.6	(1,078.6)

Per diluted common share data:
Net income (loss) applicable to common shareholders	$.02	$(.04)	$.02	$(.09)

Weighted average diluted common shares	12,516	12,440	12,480	12,411

Condensed Operations Data

	For the Quarter Ended		For the Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Production:
Crude oil – MBbls	36.1	26.7	93.5	98.9
Natural gas – MMcf	436.4	582.4	1,362.0	1,718.8
Natural gas equivalent – MMcfe	653.0	742.9	1,923.0	2,312.4

Average sales price:
Crude oil – Bbl (A)	$27.40	$22.35	$26.60	$21.45
Natural gas – Mcf (B)	$4.94	$2.82	4.72	2.80

(A)  The average crude oil price received per barrel includes the impact of hedges. For the quarter and nine months ended September 30, 2003, the average price was reduced by $.82 per Bbl and $2.47 per Bbl, respectively.

(B)   The average natural gas price received per Mcf includes the impact of hedges. For the quarter and nine months ended September 30, 2003, the average price was reduced by $.16 per Mcf and $.81 per Mcf, respectively.

NON-GAAP FINANCIAL MEASURES

Cash flow from operations represents cash provided by operating activities before changes in working capital items related to operating activities.  Cash flow from operations is presented because management believes it is a useful adjunct to cash provided by operating activities under generally accepted accounting principles in the United States (GAAP).  Cash flow from operations is accepted as a financial indicator of an oil and gas company’s ability to generate cash, which is used to internally fund exploration and development activities and to service debt.  Cash flow from operations is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  The following table reconciles cash provided by operating activities to cash flow from operations:

	For the Quarter Ended		For the Nine Months Ended
(In Thousands)	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Cash provided by operating activities	$1,487.8	$624.0	$3,208.4	$2,407.3
Changes in working capital related to operating activities	175.2	188.9	1,404.2	343.7

Cash flow from operations	$1,663.0	$812.9	$4,612.6	$2,751.0

Beta Oil & Gas, Inc. is an independent energy company engaged in the production, exploitation, exploration and development of oil and gas properties.  For more information, please contact Steve Fischer at (918) 495-1011.

The Company’s full quarterly report, or Form 10-Q, can be accessed at www.sec.gov or by visiting the Company’s website at www.betaoil.com.

Forward-Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, future production, exploration drilling, exploitation activities, capital expenditures, gross unrisked reserve potentials, and events or developments that the company expects or believes are forward-looking statements.  Although Beta believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.  These risks are presented in detail in our filings with the Securities and Exchange Commission.  The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.